Exhibit 99.1

FOR IMMEDIATE RELEASE	September 9, 2011

Parkvale Financial Corporation, Monroeville, PA

announces increased earnings for the fourth quarter and fiscal year 2011

Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the quarter ended June 30, 2011 of $2.1 million compared to a net loss $21.2 million for the quarter ended June 30, 2010. Income available to common shareholders, after the payment of dividends on preferred stock, was $1.7 million or $0.30 per diluted common share for the quarter ended June 30, 2011 compared to a net loss of $21.6 million or $3.94 per diluted common share for the quarter ended June 30, 2010. The $23.3 million increase in net income for the June 30, 2011 quarter reflects a $34.3 million decrease in non-cash debt security impairment charges and a $1.8 million decrease in the provision for loan losses. These factors were partially offset by a $599,000 decrease in net interest income and a $12.2 million increase in income tax expense, reflecting a higher level of pre-tax income. The decrease in net interest income is due to a decrease in net average interest-earning assets and a 5 basis point decrease in the average interest rate spread during the June 30, 2011 quarter.

For the fiscal year ended June 30, 2011, net income was $8.1 million compared to a net loss of $16.8 million for the fiscal year ended June 30, 2010. After giving effect to the dividends on the preferred stock, the income available to common shareholders was $6.5 million or $1.17 per diluted common share for the fiscal year ended June 30, 2011 compared to a net loss of $18.4 million or $3.36 per diluted common share for the fiscal year ended June 30, 2010. The $24.9 million increase in net income for the twelve months ended June 30, 2011 reflects a $36.7 million decrease in non-cash debt security impairment charges and a $3.9 million decrease in the provision for loan losses. These factors were partially offset by a $13.7 million increase in income tax expense, a $1.3 million decrease in net interest income and a $1.1 million decrease in gain on sale of assets. The increase in income tax expense reflects a higher level of pre-tax income for the twelve months ended June 30, 2011. The decrease in net interest income is due to a decrease in net average interest-earning assets, offset by a 10 basis point increase in the average interest rate spread during the twelve months ended June 30, 2011.

Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at June 30, 2011.

(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Gilbert A. Riazzi Chief Financial Officer (412) 373-4804 Email: gil.riazzi@parkvale.com

PARKVALE FINANCIAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands except per share data)

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2011	2010	2011	2010

Total interest income	$15,610	$17,907	$64,794	$75,861
Total interest expense	6,685	8,383	28,699	38,515

Net interest income	8,925	9,524	36,095	37,346
Provision for loan losses	791	2,597	3,531	7,448

Net interest income after provision for losses	8,134	6,927	32,564	29,898
Net impairment (losses) recognized in earnings	(117)	(34,390)	(2,314)	(38,977)
Net (loss) gain on sale of assets	(49)	—	1,317	2,372
Other non-interest income	2,629	2,640	10,581	10,071
Total non-interest expense	7,566	7,648	31,103	30,948

Income (loss) before income taxes	3,031	(32,471)	11,045	(27,584)
Income tax expense (benefit)	928	(11,315)	2,931	(10,784)

Net income (loss)	2,103	(21,156)	8,114	(16,800)
Preferred stock dividend	397	397	1,588	1,588

Income (loss) to common shareholders	$1,706	($21,553)	$6,526	($18,388)

Net income (loss) per basic common share	$0.30	($3.94)	$1.17	($3.36)
Net income (loss) per diluted common share	$0.30	($3.94)	$1.17	($3.36)
Cash dividends declared per common share	$0.02	$0.05	$0.08	$0.20

SELECTED FINANCIAL DATA

(Dollar amounts in thousands except per share data)

	June 30,
	2011	2010

Total assets	$1,806,556	$1,841,309
Total deposits	1,484,924	1,488,073
Total loans, net of allowance	983,996	1,032,363
Loan loss allowance	18,626	19,209
Nonperforming loans and foreclosed real estate	31,246	35,157
Ratio to total assets	1.73%	1.91%
Allowance for loan losses as a % of gross loans	1.86%	1.83%
Total shareholders' equity	$124,214	$117,873

OTHER SELECTED DATA

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Average yield earned on all interest-earning assets	3.72%	4.11%	3.86%	4.27%
Average rate paid on all interest-bearing liabilities	1.59	1.93	1.70	2.21
Average interest rate spread	2.13	2.18	2.16	2.06
Net yield on average interest-earning assets	2.13	2.19	2.15	2.10
Return on average assets	0.46	(4.47)	0.45	(0.88)
Return on average equity	6.08	(57.34)	5.98	(11.10)
Other expenses to average assets	1.66	1.62	1.71	1.62